Exhibit A

6.05. Series B Preferred Stock. Pursuant to authority granted under Section 6.01 of the Corporation's Amended and Restated Articles of Incorporation (the "Articles of Incorporation"), the Board of Directors of the Corporation hereby establishes a series of preferred shares designated the 7.99% Series B Cumulative Step-Up Premium Rate Preferred Shares ($0.01 Par Value Per Share) (Liquidation Preference $500.00 Per Share) (the "Series B Preferred Shares") on the following terms:

(a) Number. The number of authorized shares of the Series B Preferred Shares shall be 300,000.
(b) Relative Seniority. In respect of rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Corporation, the Series B Preferred Shares shall rank senior to the Common Shares and any other class or series of shares of the Corporation ranking, as to dividends and upon liquidation, junior to the Series B Preferred Shares (collectively, "Junior Shares").
(c) Dividends.
     (1) The holders of the then outstanding Series B Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors out of any funds legally available therefore, cumulative dividends at an initial rate of $39.95 per share per year, payable in equal amounts of $9.9875 per share quarterly in cash on the last day of each March, June, September and December or, if not a Business Day (as hereinafter defined), the next succeeding Business Day beginning on September 30, 1997 (each such day being hereinafter called a "Quarterly Dividend Date" and each period ending on a Quarterly Dividend Date being hereinafter called a "Dividend Period"); provided, however, that beginning with each Quarterly Dividend Date after October 1, 2012, the rate shall increase to $49.95 per Series B Preferred Share per year, payable in equal amounts of $12.4875 on each Quarterly Distribution Date. Dividends shall be payable to holders of record as they appear in the share records of the Corporation at the close of business on the applicable record date (the "Record Date"), which shall be the first day of the calendar month in which the applicable Quarterly Dividend Date falls on or such other date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than 10 days prior to such Quarterly Dividend Date. The amount of any dividend payable for any Dividend Period shorter than a full Dividend Period shall be prorated and computed on the basis of a 360-day year of twelve 30-day months. Dividends on each share of Series B Preferred Shares shall accrue and be cumulative from and including the date of original issue thereof, whether or not (i) dividends on such shares are earned or declared or (ii) on any Quarterly Dividend Date there shall be funds legally available for the payment of dividends. Dividends paid on the Series B Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a per share basis among all such shares at the time outstanding.

     "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

     (2) The amount of any dividends accrued on any Series B Preferred Shares at any Quarterly Dividend Date shall be the amount of any unpaid dividends accumulated thereon, to and including such Quarterly Dividend Date, whether or not earned or declared, and the amount of dividends accrued on any shares of Series B Preferred Shares at any date other than a Quarterly Dividend Date shall be equal to the sum of the amount of any unpaid dividends accumulated thereon, to and including the last preceding Quarterly Dividend Date, whether or not earned or declared, plus an amount calculated on the basis of the annual dividend rate of $39.95 per share with respect to a Quarterly Dividend Date on or before October 1, 2012 and $49.95 per share with respect to a Quarterly Dividend Date after October 1, 2012, and in either case, for the period after such last preceding Quarterly Dividend Date to and including the date as of which the calculation is made based on a 360-day year of twelve 30-day months.

     (3)  Except as provided in this Section 6.06, the Series B
Preferred Shares shall not be entitled to participate in the earnings or assets of the Corporation.

     (4)  Any dividend payment made on the Series B Preferred
Shares shall be first credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

     (5) If, for any taxable year, the Company elects to designate as "capital gain dividends" (as defined in Section 857 of the Code), any portion (the "Capital Gains Amount") of the dividends paid or made available for the year to holders of all classes of Shares (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocated to the holders of the Series B Preferred Shares shall be the amount that the total dividends paid or made available to the holders of the Series B Preferred Shares for the year bears to the Total Dividends.

(d)  Liquidation Rights.

     (1) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the holders of the Series B Preferred Shares then outstanding shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its shareholders, before any payment or distribution shall be made on any Junior Shares, the amount of $500.00 per share, plus accrued and unpaid dividends thereon.

     (2)  After the payment to the holders of the Series B
Preferred Shares of the full preferential amounts provided for in this Section 6.06, the holders of the Series B Preferred Shares, as such, shall have no right or claim to any of the remaining assets of the Corporation.

     (3) If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, the amounts payable with respect to the preference value of the Series B Preferred Shares and any other shares of the Corporation ranking as to any such distribution on a parity with the Series B Preferred Shares are not paid in full, the holders of the Series B Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preference amounts to which they are entitled.

     (4) Neither the sale of all or substantially all of the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other entity or the merger or consolidation of any other entity into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this
Section 6.06.

(e)  Redemption.

     (1) Optional Redemption. On and after September 30, 2007, the Corporation may, at its option, redeem at any time all or, from time to time, part of the Series B Preferred Shares at a price per share (the "Series B Redemption Price"), payable in cash, of $500.00, together with all accrued and unpaid dividends to and including the date fixed for redemption (the "Series B Redemption Date").

     (2)  Procedures of Redemption.

          (i) Notice of any redemption will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the Series B Redemption Date, addressed to each holder of record of the Series B Preferred Shares to be redeemed at the address set forth in the share transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series B Preferred Shares except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series B Preferred Shares (or depositary shares or receipts representing fractional interests in Series B Preferred Shares) may be listed or admitted to trading, such notice shall state: (a) the Series B Redemption Date; (b) the Series B Redemption Price; (c) the number of Series B Preferred Shares to be redeemed; (d) the place or places where certificates for such shares are to be surrendered for payment of the Series B Redemption Price; and
     (e) that dividends on the shares to be redeemed will cease to accumulate on the Series B Redemption Date.

          (ii) If notice has been mailed in accordance with subparagraph (e)(2)(i) above and provided that on or before the Series B Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the Series B Preferred Shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Series B Redemption Date, dividends on the Series B Preferred Shares so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of Series B Preferred Shares and all rights of the holders thereof as shareholders of the Corporation (except the right to receive the Series B Redemption Price) shall cease. Upon surrender, in accordance with such notice, of the certificates for any Series B Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such Series B Preferred Shares shall be redeemed by the Corporation at the Series B Redemption Price. In case fewer than all the Series B Preferred Shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed Series B Preferred Shares without cost to the holder thereof.

          (iii) Any funds deposited with a bank or trust company for the purpose of redeeming Series B Preferred Shares shall be irrevocable except that:

               (A) the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

               (B) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series B Preferred Shares entitled thereto at the expiration of two years from the applicable Series B Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

          (iv) No Series B Preferred Shares may be redeemed except from proceeds from the sale of other capital stock of the Company, including but not limited to common stock, preferred stock, depositary shares, interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

          (v) Unless full accumulated dividends on all Series B Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no Series B Preferred Shares shall be redeemed or purchased or otherwise acquired directly or indirectly (except by conversion into or exchange for Junior Shares); provided, however, that the foregoing shall not prevent the redemption of Series B Preferred Shares pursuant to this Section 6.06 or the purchase or acquisition of Series B Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred A Shares.

          (vi) If the Series B Redemption Date is after a Record Date and before the related Quarterly Dividend Date, the dividend payable on such Quarterly Dividend Date shall be paid to the holder in whose name the Series A Preferred Shares to be redeemed are registered at the close of business on such Record Date notwithstanding the redemption thereof between such Record Date and the related Quarterly Dividend Date or the Corporation's default in the payment of the dividend due.

(vii) In case of redemption of less than all Series B Preferred Shares at the time outstanding, the Series B Preferred Shares to be redeemed shall be prorata from the holders of record of such shares in proportion to the number of Series B Preferred Shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Corporation.

(f) Voting Rights. Except as required by law, and as set forth below, the holders of the Series B Preferred Shares shall not be entitled to vote at any meeting of the shareholders for election of Directors or for any other purpose or otherwise to participate in any action taken by the Corporation or the shareholders thereof, or to receive notice of any meeting of shareholders.

     (1) Whenever dividends on any Series B Preferred Shares shall be in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, the holders of such Series B Preferred Shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Directors of the Corporation at a special meeting called by the holders of Record of at least ten percent (10%) of any series of preferred shares so in arrears (unless such request is received less than 90 days before the date fixed of for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such Series B Preferred Shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of the Corporation will be increased by two Directors.

     (2) So long as any Series B Preferred Shares remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the Series B Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking prior to the Series B Preferred Shares with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Corporation's Articles of Incorporation, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series B Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series B Preferred Shares and provided further that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other Series B Preferred Shares, or (u) any increase in the amount of authorized Series B Preferred Shares or any other preferred shares, in each case ranking on a parity with or junior to the Series B Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series B Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

     (3) On each matter submitted to a vote of the holders of Series B Preferred Shares in accordance with this Section 6.06, or as otherwise required by law, each Series B Preferred Share shall be entitled to ten (10) votes, each of which ten (10) votes may be directed separately by the holder thereof. With respect to each Series B Preferred Share, the holder thereof may designate up to ten (10) proxies, with each such proxy having the right to vote a whole number of votes (totaling ten (10) votes per Series B Preferred Share).

(g) Conversion. The Series B Preferred Shares are not convertible into or exchangeable for any other property or securities of the Corporation.